Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Amber Wallace

Executive Vice President, Chief Retail/Marketing Officer

330-720-6441

awallace@farmersbankgroup.com

Farmers National Banc Corp. Announces Board Addition

Canfield, Ohio, November 28, 2022 — Farmers National Banc Corp. (NASDAQ: FMNB) (“Farmers”) welcomes a new member to its Board of Directors, Mr. André Thornton, who will bring a wealth of business experience to Farmers. Mr. Thornton was appointed by the Board of Directors effective January 1, 2023 as a Class II director with a term expiring in 2024.

Mr. Thornton will also serve on the Corporate Governance and Nominating Committee and the Board Enterprise Risk Management Committee of the Board.

Mr. Thornton currently serves as President and CEO of ASW Global, LLC. As CEO, he sets the direction of the company and directs operational aspects so that they follow the strategic plans and policies of the organization. Mr. Thornton has more than 30 years of experience in entrepreneurial ventures, including helping to guide a highly successful restaurant management group that was sold to Applebee’s International.

Mr. Thornton played professional baseball for 21 years, including 11 seasons with the Cleveland Indians, and was an honored recipient of the Roberto Clemente Award in 1979, which goes to the player who best exemplifies the game of baseball, sportsmanship, community involvement, and team contribution.

Kevin J. Helmick, Farmers National Bank President & CEO stated, “With an extensive background in business and entrepreneurship, we welcome André to Farmers and believe his experience will continue to solidify our Board of Directors.”

Mr. Thornton also is an active member of his community, serving on or have served on a variety of boards of directors including the Greater Cleveland Partnership and the Greater Akron Chamber.

ABOUT FARMERS NATIONAL BANC CORP.

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with $4.1 billion in banking assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 46 banking locations in Mahoning, Trumbull, Columbiana, Stark, Summit, Portage, Wayne, Medina, Geauga and Cuyahoga counties in Ohio and Beaver County in Pennsylvania; Farmers Trust Company, which operates five trust offices and offers services in the same geographic markets and Farmers National Insurance, LLC. Total wealth management assets under care at September 30, 2022 were $2.9 billion.

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